EXHIBIT 99.1

For Immediate Release

Business Editors

Company Contact:  John S. Tomac, President
Phone (203) 735-1888

Keyword:  Connecticut

Industry Keyword:  Utilities

BIW Limited Shareholders Approve Merger Agreement

ANSONIA, CT, September 26, 2007 - BIW Limited, parent company of Birmingham Utilities and Birmingham H2O Services (AMEX: “BIW”) announced today that its shareholders have approved the agreement and plan of merger that the Company entered into on June 29, 2007 with the South Central Connecticut Regional Water Authority (RWA).  Upon closing of the merger, which is expected to occur in early to mid-December, BIW will become a wholly owned subsidiary of the RWA.  The Representative Policy Board of the RWA approved the merger on September 20, 2007.  The merger remains subject to approval of the Connecticut Department of Public Utility Control (DPUC) and the expiration of certain appeal periods.

Upon closing of the merger, shareholders of BIW will receive $23.75 in cash for each share of BIW Common Stock.  BIW common stock will no longer be traded and shareholders of BIW stock will have no interest in the continuing operations of the Company.  Once the transaction is completed, the RWA will operate the regulated operations of Birmingham Utilities in its Valley division of Ansonia, Derby and parts of Seymour.  As part of the transaction, the Connecticut Water Company (CWC) will purchase the regulated and non-regulated operations of Birmingham Utilities Eastern Division.

John S. Tomac, the Company President said, “We expect the DPUC to approve the merger as both organizations certainly have the managerial expertise and financial capability to operate the regulated operations of the Company.”  The DPUC is expected to render a decision on October 17, 2007.

The Company has also announced that it has postponed payment of its third quarter dividend pending an analysis of the costs of the merger.  A final determination and announcement regarding the dividend payment will be made at or prior to the closing.

BIW Limited is the parent company of Birmingham Utilities, Inc., a regulated public water service company which collects and distributes water for domestic, commercial and industrial uses and fire protection in Ansonia, Derby and in small parts of the contiguous town of Seymour, Connecticut, and Birmingham Utilities, Eastern Division consisting of 30 regulated water systems located in eastern Connecticut, as well as a non-regulated contract operations business that monitors and services another 51 water systems also in eastern Connecticut, and Rhodes Pump Service business located in Guilford, Connecticut, and Birmingham H2O Services, Inc., which provides water related services to other water utilities, contractors, and individuals throughout Connecticut.

FORWARD-LOOKING STATEMENTS

Statements included in this new release, which are not historical in nature, are forwarding-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Statements relating to the future financial performances of the Company are subject to business conditions and growth in the general economy, weather conditions, regulatory decisions, the impact of competitive products and pricing on the Company’s non-regulated operations, failure to obtain new customers or retain old customers or changes in the financial stability of customers, and changes in interest rates.  Such statements are based upon the current beliefs and expectations of BIW Limited management and are subject to significant risks and uncertainties.  Actual results may differ from those set forth in the forward-looking statements.  When used in this press release the terms “anticipate,” “believe,” “estimate,” “expect,” “may,” “objective,” “plan,” “possible,” “potential,” “project,” “will” and similar expressions identify forward-looking statements.